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                                                                  EXHIBIT (a)(5)

                 OFFER BY SPORTS RESORTS INTERNATIONAL, INC. TO
                    PURCHASE FOR CASH ALL OUTSTANDING SHARES
                             OF ITS COMMON STOCK AT
                              $1.00 NET PER SHARE.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON OCTOBER 21, 2005, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration are an Offer to Purchase, dated September 21, 2005 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by Sports Resorts International, Inc., a Michigan corporation (the "Company"), to purchase for cash any and all outstanding shares of its common stock, $0.01 par value per share ("Shares"), of the Company for a price of $1.00 per share, net to the seller, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements hereto or thereto, collectively, constitute the "Offer").

     We are (or our nominee is) the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US OR OUR NOMINEE AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The tender price is $1.00 per share, net to the seller in cash.

          2. The Offer is being made for any and all outstanding Shares.

          3. The Board of Directors has not determined whether the offer is fair to the unaffiliated shareholders of the Company. None of the Company, the Board of Directors of the Company, the Depositary or the Information Agent makes any recommendation regarding whether or not you should tender your Shares pursuant to the Offer.

          4. The Offer and withdrawal rights will expire at 5:00 P.M., Eastern Time, on October 21, 2005, unless the Offer is extended.

          5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Company pursuant to the Offer. Federal income tax backup withholding at a rate of 30% may, however, be required unless an exemption is provided or unless the required tax payer identification information is provided. See Instruction 8 of the Letter of Transmittal.

          6. If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us in enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions.

     YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the
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making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply. If after such good faith effort, the Company cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                   FOR CASH ANY AND ALL OUTSTANDING SHARES OF
                       SPORTS RESORTS INTERNATIONAL, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 21, 2005, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements hereto or thereto, collectively, constitute the "Offer") in connection with the offer by Sports Resorts International, Inc., a Michigan corporation (the "Company"), to purchase any and all outstanding shares of common stock, $0.01 par value per share (the "Shares"), of the Company for a price of $1.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

     This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:                  --------------------------------   SIGN HERE:  --------------------------------

Number of Shares to be
  Tendered*:            --------------------------------   Signature(s): --------------------------------

                             (PLEASE TYPE OR PRINT)

                                    Address:

Name(s):
-------------------------------------------------   -------------------------------------------------

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-------------------------------------------------   -------------------------------------------------
                                                                                            (ZIPCODE)

-------------------------------------------------   -------------------------------------------------
                                                                     (AREA CODE AND TELEPHONE NUMBER)

                                                    -------------------------------------------------

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                                                    -------------------------------------------------
                                                                            (TAX PAYER IDENTIFICATION
                                                                                  OR SOCIAL SECURITY)

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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